[CC PACE RESOURCES LETTERHEAD]





August 7, 1997


Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas 75244

Re:  Brandywine Fuel Consultant's Report

Ladies and Gentlemen:

We consent to the use of our report dated July 2, 1996 entitled "Panda-Brandywine, L.P. Generating Facility Fuel Consultant's Report" and the supplemental update letter dated April 11, 1997 (the "Report") and the Officer's Certificate dated August 7, 1997 related thereto as an exhibit to the Registration Statement on Form S-1 of Panda Global Energy Company and Global Holdings, Inc. (the "Registration Statement") relating to the offering of 12.5% Registered Senior Secured Notes offered by Panda Global Energy Company. In addition, we consent to the summary of the Report contained in the Prospectus included in the Registration Statement (the "Prospectus").

We also consent to the statements by ICF Resources, Incorporated in their reports included or summarized in the Prospectus, that they have relied on the Report and we authorize such reliance.

We also hereby consent to the reference to us as experts under the heading "Independent Engineers and Consultants" in the Prospectus.



                         C. C. PACE RESOURCES, INC.



                         By: 	     /s/ Daniel E. White
                         Name:     Daniel E. White
                         Title:    Senior Vice President